                                                                 EXHIBIT 10.12

                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT, made and entered into effective as of March 25, 1992 (the "Agreement"), is by and between TRANSCO ENERGY COMPANY, a Delaware corporation (the "Company"), and Robert W. Best (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee has rendered outstanding service to the Company and Employee's experience and knowledge of the affairs of the Company, and his reputation and contacts are extremely valuable to the Company; and

         WHEREAS, in recognition of Employee's service to the Company and as an inducement to Employee to continue in the employ of the Company, the Company has offered Employee, among other things, this Agreement, and Employee has accepted the Company's offer;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

         1. Term. This Agreement shall commence on the date hereof and shall continue until December 31, 1994; provided, however, that commencing on January 1, 1994 and on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company shall have given written notice to Employee of the Company's election that this Agreement shall terminate on the December 31 next following the January 1st in respect of which such notice is given; and provided further, that this Agreement shall automatically terminate in all events on the earlier of Employee's death or 65th birthday if it has not been earlier terminated as provided above. Notwithstanding the foregoing however, termination of this Agreement pursuant to the preceding sentence during the Agreement Period (as defined below in Section 2), whether or not the Employee's employment shall have been terminated prior to the termination of this Agreement, shall not alter or impair the rights of Employee arising hereunder as a consequence of a Change in Control (as defined below in Section
8) or the termination of the Employee's employment.

         2. Termination of Employment. Employee shall be entitled to the benefits specified in Sections 3(iii) and 4
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hereof if during the Agreement Period Employee's employment is terminated, unless such termination is (a) due to Employee's death, (b) by the Company for Cause or Employee's Disability or (c) by Employee for other than Good Reason and without the consent of the Company's Board of Directors, in which event Employee shall not be entitled to any benefits under this Agreement except as specified in Sections 3(i) and 3(ii) hereof. For purposes of this Agreement, the "Agreement Period" shall mean, with respect to termination of Employee's employment prior to a Change in Control, the period of time this Agreement is in effect until its termination pursuant to Section 1 above and, with respect to termination of Employee's employment on or after a Change in Control, the period of time beginning with the Change in Control and ending on the earlier to occur of Employee's 65th birthday or the third anniversary of such Change in Control. If the Employee's employment with the Company terminates prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by the Employee (i) that such termination of employment by the Company was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control (a "Third Party") or otherwise arose in connection with or anticipation of a Change in Control or (ii) that such termination of employment by the Employee was under circumstances which would have constituted Good Reason if the circumstances arose after a Change in Control and either such circumstances were created at the request of a Third Party or such circumstances arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the Change in Control shall be deemed to have occurred, and thus the Agreement Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of employment.

                 (i) DISABILITY. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from Employee's duties with the Company on a full-time basis for 150 consecutive calendar days, and within 30 days after written Notice of Termination (as defined hereinafter) Employee shall not have returned to the full-time performance of Employee's duties, the Company may terminate Employee's employment for "Disability"; provided, however, a termination of Employee's employment for Disability for purposes of this Agreement shall not alter or impair Employee's rights as a "disabled employee" under any of the Company's employee benefit plans.





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                 (ii) CAUSE.  The Company may terminate Employee's employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder only upon (A) the willful and continued failure by Employee to perform substantially Employee's duties with the Company, other than any such failure resulting from Employee's incapacity due to physical or mental illness, which failure continues unabated after a demand for substantial performance is delivered to Employee by the Company's Board of Directors that specifically identifies the manner in which such Board of Directors believes that Employee has not substantially performed Employee's duties or (B) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, an act or failure to act on the Employee's part shall be considered "willful" if done or omitted to be done by Employee otherwise than in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors, at a meeting of the Company's Board of Directors called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Company's Board of Directors) finding that in the good faith opinion of the Company's Board of Directors Employee was guilty of conduct set forth in clauses (A) or (B) of the second sentence of this subsection (ii) and specifying the particulars thereof in reasonable detail.

                 (iii) GOOD REASON. Employee may terminate Employee's employment for Good Reason. For purposes of this Agreement "Good Reason" shall mean any of the following:

                        (A) Employee is assigned any duties inconsistent with Employee's positions, duties, responsibilities and status with the Company immediately prior to such assignment, or Employee's





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                 reporting responsibilities, titles or offices are changed from those in effect immediately prior to such change, or Employee is removed from or is not re-elected or appointed to any of such responsibilities, titles, offices or positions, except in each case in connection with the termination of Employee's employment for Cause, or Disability, or as a result of Employee's death, or by Employee for other than Good Reason and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of the notice thereof given by Employee;

                          (B) Employee's annual rate of base salary is reduced from that in effect immediately prior to such reduction (such annual rate of base salary, prior to such reduction, is referred to hereinafter as the "Base Salary");

                          (C) the Company fails to continue the Company's Incentive Compensation Plan as the same may be modified from time to time, but substantially in the form in effect as of the date of this Agreement (the "Incentive Compensation Plan"), or fails to continue Employee as a participant in the Incentive Compensation Plan, or reduces Employee's annual grant guideline of his Base Salary ("Incentive Percentage") under the Incentive Compensation Plan from that in effect immediately prior to this Agreement or as increased thereafter with respect to Employee after the date of this Agreement;

                          (D) the Company's principal executive offices are relocated to a location outside the greater Houston area, or the Company requires Employee to relocate anywhere other than the location of the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with Employee's past business travel obligations to the Company, or, in the event Employee consents to any such relocation of the Company's principal executive offices, the Company fails to pay or reimburse Employee for all reasonable moving expenses incurred by Employee relating to a change of Employee's principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the fair market value





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                 of such residence as determined by a member of the Society of
                 Real Estate Appraisers designated by Employee and reasonably satisfactory to the Company) realized on the sale of Employee's principal residence in connection with any such change of residence;

                          (E) the Company fails to continue in effect any benefit or compensation plan, including, but not limited to, the Company's 1991 Incentive Plan, retirement plan, supplemental retirement plan, thrift plan, life insurance plan, health and accident plan, sick leave policy and/or disability plan, in which Employee is participating immediately prior to such discontinuation (provided, however, a failure to continue the Tran$tock plan after all shares in the suspense account thereunder have been released shall not be a failure to continue a plan for purposes of this subparagraph (E)), or plans providing Employee with substantially similar benefits, the Company takes any action that would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans or deprive Employee of any fringe benefit enjoyed by Employee immediately prior to such action (excluding any such action by the Company which is required by law, or if made prior to a Change in Control but not in connection therewith or in anticipation thereof, amendments to benefit plans or benefits having a broad-based effect), or the Company fails to provide Employee with the number of paid vacation days to which Employee is then entitled in accordance with the Company's normal vacation policy in effect immediately prior to a change in such policy;

                          (F) the Company fails to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 6 hereof;

                          (G)  any purported termination of Employee's
                 employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirement of subparagraph (iv) below and, if applicable, the procedures described in subparagraph (ii) above; and for purposes of this Agreement, no such purported termination shall be effective;





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                          (H)  the amendment, modification or repeal of any
                 provision of the Articles of Incorporation or Bylaws of the Company that was in effect immediately prior thereto, if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by the Company; or

                          (I) the Company shall violate or breach any
                 obligation of the Company, regardless whether such obligation be set forth in the Bylaws of the Company and/or in a separate agreement entered into between the Company and Employee, to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company.

                 (iv) NOTICE OF TERMINATION. Any termination by the the Company pursuant to subparagraphs (i) or (ii) above or by Employee pursuant to subparagraph (iii) above shall be communicated by written Notice of
         Termination to the other party hereto.   For purposes of this
         Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                 (v)  DATE OF TERMINATION.   "Date of Termination" shall mean
         (A) if Employee is terminated for Disability, 30 days after Notice of Termination is given, provided that Employee shall not have returned to the performance of Employee's duties on a full-time basis during such 30-day period, (B) if Employee's employment is terminated pursuant to subparagraph (iii) above, the date specified in the Notice of Termination and (C) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                 3.  Compensation During Disability or Upon Termination.

                 (i) If during the Agreement Period Employee fails to perform Employee's normal duties as a result of





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         incapacity due to physical or mental illness, Employee shall continue during the period of disability to receive Employee's full Base Salary at the rate then in effect and any awards, deferred and non-deferred, payable during such period of disability under the Incentive Compensation Plan, less any amounts paid to Employee during such period of disability pursuant to the Company's sick-leave program until Employee's employment is terminated for Disability pursuant to
         Section 2(i) hereof. This Section 3(i) shall not reduce or impair Employee's rights to terminate his employment for Good Reason or with the consent of the Board of Directors of the Company as otherwise provided herein.

                          (ii) If during the Agreement Period Employee's employment shall be terminated for Cause, the Company shall pay Employee Employee's earned but unpaid Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given and the Company shall have no further obligations to Employee under this Agreement except those arising hereunder prior to the Date of Termination.

                          (iii) If during the Agreement Period the Company shall terminate Employee other than pursuant to Section 2(i) or 2(ii) hereof, or if during the Agreement Period Employee shall terminate Employee's employment either for Good Reason or with the consent of the Board of Directors of the Company, then, subject to Section 4, the Company shall pay to Employee, in a single lump sum by certified or bank cashier's check, the aggregate sum of the following amounts specified in subparagraphs (A) through (F) below and shall provide Employee the continued welfare benefits as provided in subparagraph
         (G) below:

                                  (A)  an amount equal to the present value of
                 the aggregate amount of Base Salary that would have been paid Employee, if such Base Salary were paid monthly for the period beginning immediately following the Date of Termination and continued through the last day of the Agreement Period (such deemed period being the "Employment Period"), with such present value being determined using an interest rate equal to 120% of the Pension Benefit Guaranty Corporation interest rate in effect for the month preceding the Date of Termination for an immediate lump sum upon a plan termination;





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                                  (B)  the sum of (x) an amount equal to the
                 product of (i) the amount determined under subparagraph (A) above and (ii) Employee's Incentive Percentage under the Incentive Compensation Plan and (y) an amount equal to the product of (i) Employee's Base Salary, (ii) Employee's Incentive Percentage under the Incentive Compensation Plan and
                 (iii) the quotient obtained by dividing (I) the number of days in the current plan year under the Incentive Compensation Plan which have elapsed on the Date of Termination by (II) 365;

                                  (C)  an amount equal to that portion of
                 Employee's Base Salary earned, and vacation pay vested for the prior year and accrued for the current year, in each case, to the Date of Termination but not paid, and all other amounts previously deferred by Employee or earned but not paid as of such date under all Company incentive or pay plans or programs;

                                  (D) an amount equal to the product of (a) the
                 value of all outstanding Performance Units previously awarded Employee, with the value of such Performance Units being determined on the basis that (i) all Performance Periods relating to such Performance Units ended on the Date of Termination and (ii) all performance objectives, including individual percentages, if any, for all such Performance Periods were 100% achieved and (b) a fraction, the numerator of which is equal to the number of days that have elapsed during the applicable Performance Period as of the Date of Termination and the denominator of which is equal to the total number of days in such applicable Performance Period;

                                  (E)  an amount equal to the sum of (i) the
                 product of (x) the sum of (I) the Employment Period (expressed in years and fractional parts thereof in calendar months, rounded up to the next full month) and (II) the number of full months in the current plan year which have elapsed on the Date of Termination, divided by 12 and (y) the employer-derived benefits allocated to Employee under the Company's qualified and nonqualified





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                 individual account balance plans, programs, or arrangements
                 (collectively, the "DC Plans"), including, without limitation, the Thrift Plan, Tran$tock and Benefits Restoration Plan (or any successor DC Plans in effect on the Date of Termination), for the plan year ending immediately prior to or with Date of Termination, determined, if necessary, on the assumptions that Employee was a participant in each such DC Plan for the entire period of such prior plan year and participated to the maximum extent permitted under each such DC Plan, and (ii) the amount of any employer-derived benefits allocated to Employee under such DC Plans that are forfeited by Employee upon the Date of Termination pursuant to the terms of such DC Plans;

                                  (F)  an amount equal to the difference
                 between the present value on the Date of Termination of (i) the retirement benefit that would have been payable to Employee for his life under the Company's qualified and nonqualified defined benefit plans, programs or arrangements (collectively, the "DB Plans"), including, without limitation, the Retirement Plan and Supplemental Retirement Agreement (or any successor DB Plans in effect on the Date of Termination) in the form of a Normal Retirement Annuity (as such terms are defined in the Company's Retirement Plan) beginning at age 65, had Employee been a fully vested participant under each such DB Plan and remained a covered participant through the end of the Employment Period and received his Base Salary and full Incentive Compensation under the Incentive Compensation Plan for such period calculated using the Incentive Percentage, and
                 (ii) Employee's vested retirement benefit (payable in the form of a Normal Retirement Annuity beginning at age 65) accrued as of such date under the DB Plans; the determination of such present value amounts shall be based on the methods and assumptions, including interest rate, set forth in the Retirement Plan and in effect on the Date of Termination or, if none are set forth therein, utilized thereunder by such plan's actuary in the most recent valuation report for said plan; and

                                  (G) the Company shall at all times maintain
                 in full force and effect for the continued benefit of Employee and his eligible dependents




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                 during the Employment Period all group life, accidental death and dismemberment, long-term disability and medical insurance benefits available to Employee and his eligible dependents by virtue of being an employee of the Company as of the Date of Termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto), and provided further, that Employee pays the regular active employee contribution, if any, required by such programs in excess of the allowance therefor under the Company's Beneflex Plan (or any successor thereto). In the event that participation by Employee in any such plan or program after the Date of Termination is barred pursuant to the terms thereof, the Company shall obtain comparable coverage under individual policies with Employee paying an amount of the premium in excess of the allowance therefor under the Company's Beneflex Plan (or any successor thereto) not greater than that which he would have paid under the Company's group program for active employees and in any event at the end of the Employment Period (except as provided below with respect to COBRA benefits, if elected by Employee), the Company shall arrange to make available to Employee and his eligible dependents comparable insurance coverage by enabling Employee to convert his coverage under the group plans or programs to an individual policy for the benefit of Employee and his eligible dependents, or to assume any individual policies, with Employee paying the full premiums after the end of the Employment Period; provided, however, if Employee retires on the Date of Termination, Employee's participation shall continue in such group plans and programs to the extent such group plans and programs provide benefits for retirees; provided further, however, nothing in this subparagraph (G) shall operate reduce, or be construed as reducing, Employee's, (or a beneficiary's) group health plan continuation rights under COBRA in any manner and upon the end of the Employment Period Employee (or his beneficiary(ies)) will be entitled to elect COBRA continuation coverage for the full 18-, 29- or 36-month period, whichever may be applicable, and at the end of such COBRA continuation period, if elected, the Company shall arrange to make available to Employee and his eligible dependents comparable health insurance coverage by enabling Employee to convert





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                 his coverage under the group plans or programs to an
                 individual policy for the benefit of Employee and his eligible dependents, or to assume any individual policies, with Employee paying the full premiums after the end of the COBRA continuation period. Notwithstanding anything therein to the contrary, in the event Employee is taxable on any health benefits received under a Company plan, the Company provided coverage for Employee or his dependents under any such health plan or the Company-paid premium for coverage under an individual policy obtained by the Company, the Company shall "gross-up" the payments hereunder to Employee in the same manner as provided in Section 4 below with respect to excess parachute payments so that Employee's "net" benefit received under this subparagraph (G) is not diminished by any such taxes that are imposed with respect to the same or the Company's gross-up hereunder with respect to such taxes. In the event Employee becomes covered by another employer's group plan or programs during the Employment Period, the Company's plans or programs shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's plans or programs.

                 4. Gross-Up of Parachute Payments. (i) To provide Employee with adequate protection in connection with his ongoing employment with the Company, this Agreement provides Employee with various benefits in the event of termination of Employee's employment with the Company during the Agreement Period. If Employee's employment is terminated following a change in control of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), a portion of those benefits could be characterized as "excess parachute payments" within the meaning of
         Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 4 are important, whether or not a change in control of the Company occurs, and it is agreed that Employee should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code, in the event that a portion of his benefits payable to Employee pursuant to this Agreement are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 4.

                      (ii) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that





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         any payment or distribution by the Company to or for the benefit of
         Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
         4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                          (iii) Subject to the provisions of Section 4(iv), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm with a national reputation that is selected by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Employee within 15 business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control of the Company, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 4(iv) and Employee thereafter is required to make a payment of an Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

                          (iv) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                                  (A)   give the Company any information
                 reasonably requested by the Company relating to such claim;

                                  (B)   take such action in connection with
                 contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                  (C)   cooperate with the Company in good
                 faith in order effectively to contest such claim;

                                  (D)   permit the Company to participate in
                 any proceedings relating to such claim;





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
         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(iv), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employee shall determine; provided, further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. In addition, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                          (v) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(iv), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 4(iv)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(iv), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                 5. Full Settlement; Mitigation of Damages and Expenses. (i) Employee hereby undertakes and agrees that if Section 3(iii) shall be applicable and during the Employment Period Employee accepts employment with another employer, Employee shall pay to the Company in respect of each month during which Employee is so employed during the Employment Period an amount equal to the monthly "net base salary" payable to Employee by such other employer for that month (or part thereof), provided that the maximum amount payable by Employee in respect of any month (or portion thereof) for which a payment is due hereunder shall not exceed 1/12 of Employee's Base Salary (or, if for less than a full calendar month, a pro rata portion of 1/12 of such Base
Salary).   The "net base salary" shall be the amount of monthly base salary payable to Employee by such other employer; provided, however, that if in the opinion of the Accounting Firm, Employee will not receive a full tax deduction for any amounts payable to the Company hereunder, the amount payable to the Company shall be decreased so that, on an after-tax basis Employee retains an amount equal to the amount he would have received if he received a monthly salary equal to the monthly salary paid to him by the other employer (or, if higher, 1/12 of the Base Salary), in each case, net of all applicable taxes. The payments to be made by Employee hereunder shall be due and payable to the Company on or prior to the fifth business day of the month next following the month in respect of which the payment is to be made and shall only be payable by Employee pursuant to this Section 5(i) if and to the extent that the Employee (a) is employed by another employer during the Employment Period and
(b) is paid a salary in respect of services performed for such other employer during the Employment Period. The amounts payable by the Employee pursuant to this Section 5(i) may be paid in cash or by check payable to the Company's order.

                 (ii) The provisions of this Agreement, including Section 5(i), are not intended to, nor shall they be construed to, require that Employee seek or accept other employment during the Employment Period and, except to the extent provided in Sections 3(iii)(G) and 5(i) of this Agreement, amounts payable under this Agreement shall not be reduced by Employee's acceptance of employment with another person after the Date of Termination. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, rights or action that the Company may have against the Employee or others.

                 (iii) If any contest or dispute (including, without limitation, in accordance with Section 18) shall arise under this Agreement involving termination of Employee's employment with the Company or involving the validity or enforceability of, or liability under, any provision of this Agreement, then (regardless of the outcome thereof, unless it shall be determined by a court of competent jurisdiction in a final, non-appealable decision that Employee's employment was properly terminated for Cause within the meaning of and in accordance with Section 2(ii) hereof), the Company shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute, together with interest in an amount equal to the base rate of Citibank, N.A., from time to time in effect but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date such payment(s) become due through the date of payment thereof.

                 6.       Successors; Binding Agreement.

                          (i)  The Company will require any successor, whether
direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                          (ii)  This Agreement shall inure to the benefit of
and be enforceable by Employee's personal or legal representatives, executors,
administrators, successors, heirs, distributees devisees and legatees.   If
Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's beneficiary.

                 7. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the office of corporate secretary of the Company, with a copy to the Secretary of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 8.    Change in Control.   For purposes of this Agreement, a
Change in Control shall be deemed to have occurred upon, and shall mean:

                          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following
         acquisitions shall not constitute a Change in Control:   (w) any
         acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and
         (iii) of subsection (c) of this Section 8 are satisfied;

                          (b)  Individuals who, as of the date hereof,
         constitute the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board of Directors or (ii) a plan or agreement to replace a majority of the members of the Company's Board of Directors then comprising the Incumbent Board; or

                          (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation,
         (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company

         Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or such corporation resulting from such reorganization, merger or consolidation or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                        (d)   Approval by the stockholders of the Company of
         (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding the Company, any employee benefit plan (or related trust(s)) of the Company and/or its subsidiaries of such corporation or any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Company's Board of Directors providing for such sale or other disposition of assets of the Company.

                 9.    Employment with Subsidiaries.   Employment with the
Company for purposes of this Agreement includes employment with any corporation in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of all outstanding classes of stock; it being understood that for purposes of Section 2(iii)(A) hereof, "Good Reason" shall be construed to refer to each of the Employee's positions, duties, responsibilities (reporting and other), status, titles and offices with the Company and each of its subsidiaries.

                 10. Acceleration of Incentive Plan Awards. The Company and Employee hereby agree that notwithstanding the terms of any award agreement to the contrary, immediately upon a Change in Control, or if the Date of Termination shall occur pursuant to Section 3(iii) hereof prior to any Change in Control, on such Date of Termination, all Options, SARS, Restricted Stock (but not Restricted Stock Units or contingent shares), and other awards (except Performance Units) (collectively, "Awards") granted to Employee pursuant to the Transco Energy Company 1983 Incentive Plan, the Transco Energy Company 1991 Incentive Plan, or any successor or similar incentive award plan that are outstanding and not fully vested, earned and/or payable on the Date of Termination pursuant to the terms of the applicable award agreement or plan will vest in full and be immediately exercisable by and/or payable to Employee, and any other restrictions on such awards, including, without limitation, requirements concerning the achievement of specific goals shall terminate; provided, however, that any such awards that as of the Change in Control or the Date of Termination, whichever shall be applicable, have been held for less than six months by Employee shall vest in full, be earned and/or payable, as the case may be, as of the date that they have been held for six months and any other restrictions on such Awards shall lapse as of such date. This Section 10 shall be deemed to be an amendment to each award agreement now existing or hereafter entered into between the Company and Employee with respect to such plans, but a provision in this Section 10 shall be given effect only to the extent such provision is not contrary to or prohibited by the terms of the applicable plan and giving effect to such provision does not result in Employee incurring any liability pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended.

                 11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the Chief Executive Officer or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                 12. Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                 13. Amendment and Restatement of Prior Severance Agreement. The Company and Employee hereby agree that concurrently with the execution and delivery of this Agreement, this Agreement shall operate and be construed as an amendment and restatement of that certain Severance Agreement, dated April 3, 1989 between Texas Gas Transmission Corporation and Employee (the "Prior Agreement"), and effective with such delivery the terms and provisions of the Prior Agreement shall be superseded by the terms and provisions of this Agreement.

                 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                 15. Certification of Amounts. The Company shall furnish Employee with a written certification from the Company's independent certified public accountants as to the accuracy of all computations, including the facts, methods and assumptions associated with such computation, made or required to be made in determining the amount of any payment hereunder.

                 16. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                 17. Corporate Approval. This Agreement has been approved by the Company's Board of Directors, and has been duly executed and delivered by Employee and on behalf of the Company by its duly authorized representative.

                 18. Arbitration. Any dispute or controversy arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be submitted to arbitration pursuant to the following procedure:

                 (a) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

                 (b) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

                 (c)  The Company shall bear all arbitration costs and expenses.

                 (d) The arbitration hearing shall be held at a site in Houston, Texas, to be agreed to by a majority of the arbitrators on 10 days' written notice to the parties.

                 (e) The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding during the period of this Agreement, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction; provided, however, that

         Employee shall be entitled to specific performance of Employee's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                 The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

                 Notwithstanding the pendency of any dispute or controversy pursuant to this Section 18, the Company will continue to pay Employee Employee's full compensation in effect when the notice giving rise to the dispute was given and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 18 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

                 19.   Termination of Employment Before Change in Control.
If, after a public announcement by any Person of an intention to effectuate a Change in Control and prior to the earlier of (i) the abandonment by such Person of such intention to effectuate a Change in Control and (ii) the date a Change in Control is effected by such Person, Employee terminates his employment without the consent of the Board of Directors of the Company, then during the three-year period following his termination of employment, Employee shall not, without the written consent of the Board, directly or indirectly participate in the management, or act as a consultant for or become an employee, of any business that engages in substantial, direct competition with any material business activity conducted by the Company or any of its subsidiaries at the time of Employee's termination of employment with the Company. An abandonment of an intention to effectuate a Change in Control shall be deemed to have occurred on the earliest to occur of the following
dates, assuming no Change in Control has been then effected:   (i) the date of
abandonment, (ii) the date of a public announcement of abandonment, (iii) the date the Company's Board of Directors determines that such intention has been abandoned and (iv) the date of the first anniversary of the public announcement
of an intention to effectuate a Change in Control.   If any
restriction contained in this Section 19 is held to be unenforceable by an arbitrator pursuant to Section 18 hereof, the arbitrator shall be free to enforce a lesser restriction in its place, and the remaining restrictions contained in this Section 19 shall remain fully in effect, and shall be enforceable independently of each other.

                 IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the day and year first above written.

                                      TRANSCO ENERGY COMPANY

                                      By:    /s/ JOHN P. DESBARRES
                                      Name:  John P. DesBarres
                                      Title: President & Chief Executive Officer

                                      EMPLOYEE

                                      /s/ ROBERT W. BEST
                                      Robert W. Best

                                      Addresses:

                                      If to the Company:

                                      Transco Energy Company
                                      2800 Post Oak Boulevard
                                      Houston, Texas 77056
                                      Attention:  General Counsel

                                      If to the Employee:

                                      Robert W. Best
                                      1212 Woodbridge Trail
                                      Owensboro, Kentucky  42301